EXHIBIT 99.1

Woodward Reports Fiscal Year 2017 Results and Fiscal Year 2018 Outlook

FORT COLLINS, Colo., Nov. 08, 2017 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its 2017 fiscal year and fourth quarter ending September 30, 2017.  (All per share amounts are presented on a fully diluted basis.)

Fourth Quarter Fiscal 2017 Overview

  Net sales for the fourth quarter of fiscal 2017 were $607 million, an increase of 3 percent from the fourth quarter of last year.
  Net earnings for the fourth quarter of 2017 were $62 million, compared to $63 million for the fourth quarter of the prior year. Earnings per share for the fourth quarter of 2017 were $0.98 per share, compared to $0.99 per share for the fourth quarter of the prior year.

Fiscal 2017 Overview

  Net sales for fiscal year 2017 were $2.10 billion, an increase of 4 percent compared to $2.02 billion in the prior year.
  Net earnings for 2017 were $201 million, an 11 percent increase compared to $181 million in the prior year. Earnings per share were $3.16 for 2017, an 11 percent increase compared to $2.85 for the prior year.
  Net cash generated from operating activities for 2017 was $308 million, compared to $435 million from the prior year. Free cash flow1 was $215 million for 2017, compared to $260 million for fiscal 2016. The prior year included after-tax proceeds of $155 million from the formation of the joint venture with GE.

“We delivered strong results for the year. The investments and strategies we have implemented to gain market share in our Aerospace segment are driving strong performance. We are also seeing recovery in several of our industrial markets,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “As we move into 2018, we are optimistic with respect to our Industrial segment, with improvement in transportation and oil and gas, but we anticipate ongoing weakness in power generation. We expect momentum within our Aerospace segment to continue with the launches of the next generation aircraft and defense strength.”

 Segment Results

Aerospace
Aerospace segment net sales for the fourth quarter of fiscal 2017 were $399 million, an increase of 9 percent from $365 million for the fourth quarter a year ago. Segment earnings for the fourth quarter of 2017 were $86 million, compared to $80 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 21.4 percent for the fourth quarter of 2017, compared to 22.0 percent in the same quarter of the prior year.

Aerospace sales growth for the fourth quarter of 2017 was strong for both defense and commercial programs. Commercial aerospace performance was fueled by ramping production of next generation aircraft, with healthy aftermarket sales driven by initial provisioning. Defense OEM sales continued to benefit from smart weapons activity. The increase in segment earnings was attributable to higher sales volume, partially offset by the effects of higher OEM volumes as compared to the prior year.

For 2017, Aerospace net sales were $1.34 billion, an increase of 9 percent compared to $1.23 billion for the prior year. Segment earnings as a percent of segment net sales were 19.2 percent in 2017, compared to 18.8 percent in the prior year.

Industrial
Industrial segment net sales for the fourth quarter of fiscal 2017 were $208 million, a decrease of 8 percent compared to $226 million in the fourth quarter a year ago. Segment earnings for the fourth quarter of 2017 were $23 million, compared to $19 million in the fourth quarter a year ago. Segment earnings as a percent of segment net sales were 11.1 percent in the fourth quarter of 2017, compared to 8.5 percent in the same quarter of the prior year.

While strength in the fourth quarter continued in natural gas-fueled trucks in Asia, as well as large gas engines used in both power generation and oil and gas applications, it was more than offset by weak sales in industrial gas turbines and renewable power. The improvement in segment earnings was largely the result of our cost reduction initiatives, partially offset by the impact of the lower sales volume.

For fiscal year 2017, Industrial net sales were $756 million, a decrease of 4 percent compared to $790 million for the prior year. Segment earnings as a percent of segment net sales were 10.4 percent for both fiscal years 2017 and 2016.

Nonsegment
Nonsegment expenses totaled $15 million, or 2.5 percent of net sales, for the fourth quarter of fiscal 2017, compared to $12 million, or 2.1 percent of net sales, for the same quarter last year.

For 2017, nonsegment expenses totaled $58 million, or 2.8 percent of net sales, compared to $63 million, or 3.1 percent of net sales, for the prior year period. Nonsegment expenses in the prior year period included $16 million of pre-tax special charges. Nonsegment expenses, excluding the special charges recorded in the prior year, were higher in 2017 due to facility related costs and normal variability of certain expenses.

Company Results

Net sales for the fourth quarter of fiscal 2017 were $607 million, compared to $591 million for the fourth quarter of fiscal 2016. Net earnings for the fourth quarter of 2017 were $62 million, or $0.98 per share, compared to $63 million, or $0.99 per share, in the fourth quarter of 2016. EBIT1 was $93 million for the fourth quarter of 2017, an increase of 7 percent compared to $87 million for the fourth quarter of 2016.

Net sales for fiscal year 2017 were $2.10 billion, compared to $2.02 billion in the prior year. Net earnings for 2017 were $201 million, compared to $181 million in the prior year. Earnings per share were $3.16 for 2017, compared to $2.85 for the prior year. Total EBIT for 2017 was $278 million, an 11 percent increase compared to $251 million for the prior year.

The effective tax rate for the fourth quarter of 2017 was 28.3 percent, compared to 21.8 percent for the fourth quarter of 2016. The full year effective tax rate for 2017 was 20.7 percent, compared to 20.2 percent in the prior year.

Net cash generated from operating activities for 2017 was $308 million, compared to $435 million for fiscal 2016. Free cash flow was $215 million, compared to $260 million for 2016. The prior year, for both cash from operations and free cash flow, included after-tax proceeds of $155 million related to the formation of the joint venture with GE. Payments for property, plant, and equipment for 2017 were $92 million, compared with $176 million for 2016.

Total debt was $613 million at September 30, 2017, compared to $727 million at September 30, 2016.  The ratio of debt-to-debt-plus-equity was 30.9 percent at September 30, 2017, compared to 37.5 percent at September 30, 2016.

During fiscal 2017, $101 million was returned to stockholders in the form of repurchased shares and dividends.

Outlook

“In fiscal 2018, we anticipate ongoing growth in our Aerospace segment, as well as improvement in a number of our Industrial markets with challenges remaining in others. Additionally, strong cash generation is expected to continue,” concluded Mr. Gendron.

For fiscal 2018, net sales are expected to be between $2.2 billion and $2.3 billion. Earnings per share are expected to be between $3.20 and $3.50, which includes the impact of a significant increase in the full year expected tax rate to approximately 27 percent.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, November 8, 2017, to provide an overview of the financial performance for the fourth quarter and fiscal year 2017, business highlights, and outlook for fiscal 2018. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 47791156. An audio replay will be available by telephone from 7:30 p.m. EST on November 8, 2017 until 11:59 p.m. EST on November 28, 2017. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 47791156.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible on the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our strategic actions and their proposed effect, future cash generation, sales, earnings, tax rate, relative profitability, and expectations regarding our markets and the effect on our performance. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; economic conditions and downturns, and their impact on Woodward; risks related to Woodward’s common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward’s operations may be adversely affected by information systems interruptions or intrusions; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2017, which we expect to file shortly. All forward looking statements are based on information and our expectations as of the date of this press release. Woodward undertakes no obligation to revise or update these forward looking statements for any reason except as required by applicable law.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands except per share amounts)	2017	2016	2017	2016

Net sales	$606,788	$590,922	$2,098,685	$2,023,078
Costs and expenses:
Cost of goods sold	435,129	427,263	1,526,126	1,483,960
Selling, general, and administrative expenses	46,112	45,697	176,633	174,017
Research and development costs	34,931	32,883	126,519	126,170
Interest expense	7,031	7,112	27,430	26,776
Interest income	(488)	(527)	(1,725)	(2,025)
Other (income) expense, net	(2,692)	(2,262)	(9,045)	(12,306)
Total costs and expenses	520,023	510,166	1,845,938	1,796,592
Earnings before income taxes	86,765	80,756	252,747	226,486
Income taxes	24,537	17,609	52,240	45,648
Net earnings	$62,228	$63,147	$200,507	$180,838

Earnings per share amounts:
Basic earnings per share	$1.02	$1.03	$3.27	$2.92
Diluted earnings per share	$0.98	$0.99	$3.16	$2.85
Weighted average common shares outstanding:
Basic	61,303	61,527	61,366	61,893
Diluted	63,477	63,475	63,512	63,556
Cash dividends per share paid to Woodward common stockholders	$0.125	$0.110	$0.485	$0.430

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30,	September 30,
	2017	2016
(Unaudited - in thousands)
Assets
Current assets:
Cash and cash equivalents	$87,552	$81,090
Accounts receivable	402,182	343,768
Inventories	473,505	461,683
Income taxes receivable	19,376	20,358
Other current assets	38,574	37,525
Total current assets	1,021,189	944,424
Property, plant, and equipment, net	922,043	876,350
Goodwill	556,545	555,684
Intangible assets, net	171,882	197,650
Deferred income tax assets	19,950	20,194
Other assets	65,500	48,060
Total assets	$2,757,109	$2,642,362

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$32,600	$150,000
Accounts payable	232,788	169,439
Income taxes payable	6,774	4,547
Accrued liabilities	155,072	156,627
Total current liabilities	427,234	480,613
Long-term debt, less current portion	580,286	577,153
Deferred income tax liabilities	33,408	3,777
Other liabilities	344,798	368,224
Total liabilities	1,385,726	1,429,767
Stockholders’ equity	1,371,383	1,212,595
Total liabilities and stockholders’ equity	$2,757,109	$2,642,362

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended
	September 30,
(Unaudited - in thousands)	2017	2016

Net cash provided by operating activities	$307,537	$435,379

Cash flows used in investing activities:
Payments for property, plant, and equipment	(92,336)	(175,692)
Net proceeds from sale of assets	3,743	6,664
Proceeds from sales of short-term investments	5,313	-
Purchases of short-term investments	(8,586)	(4,918)
Net cash used in investing activities	(91,866)	(173,946)

Cash flows used in financing activities:
Cash dividends paid	(29,745)	(26,606)
Proceeds from sales of treasury stock	14,195	15,892
Payments for repurchases of common stock	(71,751)	(125,541)
Borrowings on revolving lines of credit and short-term borrowings	1,506,000	695,000
Payments on revolving lines of credit and short-term borrowings	(1,630,100)	(890,896)
Proceeds from the issuance of long-term debt	-	179,308
Payments of long-term debt and capital lease obligations	(412)	(107,287)
Payment of debt financing costs	-	(863)
Net cash used in financing activities	(211,813)	(260,993)
Effect of exchange rate changes on cash and cash equivalents	2,604	(1,552)
Net change in cash and cash equivalents	6,462	(1,112)
Cash and cash equivalents at beginning of year	81,090	82,202
Cash and cash equivalents at end of period	$87,552	$81,090

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2017	2016	2017	2016
Net sales:
Aerospace	$399,141	$365,305	$1,342,339	$1,233,176
Industrial	207,647	225,617	756,346	789,902
Total consolidated net sales	$606,788	$590,922	$2,098,685	$2,023,078
Segment earnings*:
Aerospace	$85,536	$80,376	$257,813	$232,166
As a percent of segment sales	21.4%	22.0%	19.2%	18.8%
Industrial	23,034	19,254	78,991	82,237
As a percent of segment sales	11.1%	8.5%	10.4%	10.4%
Total segment earnings	108,570	99,630	336,804	314,403
Nonsegment expenses	(15,262)	(12,289)	(58,352)	(63,166)
EBIT	93,308	87,341	278,452	251,237
Interest expense, net	(6,543)	(6,585)	(25,705)	(24,751)
Consolidated earnings before income taxes	$86,765	$80,756	$252,747	$226,486

Payments for property, plant and equipment	$28,616	$47,064	$92,336	$175,692
Depreciation expense	$14,881	$12,388	$55,140	$41,550
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1] AND EBITDA[1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2017	2016	2017	2016
Net earnings (U.S. GAAP)	$62,228	$63,147	$200,507	$180,838
Income taxes	24,537	17,609	52,240	45,648
Interest expense	7,031	7,112	27,430	26,776
Interest income	(488)	(527)	(1,725)	(2,025)
EBIT (Non-U.S. GAAP)	93,308	87,341	278,452	251,237
Amortization of intangible assets	6,449	6,727	25,777	27,486
Depreciation expense	14,881	12,388	55,140	41,550
EBITDA (Non-U.S. GAAP)	$114,638	$106,456	$359,369	$320,273

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW[1] AND TO FREE CASH FLOW EXCLUDING NET AFTER-TAX PROCEEDS FROM THE FORMATION OF JOINT VENTURE[1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2017	2016	2017	2016

Net cash provided by operating activities (U.S. GAAP)	$123,739	$72,898	$307,537	$435,379
Payments for property, plant, and equipment	(28,616)	(47,064)	(92,336)	(175,692)
Free cash flow (Non-U.S. GAAP)	95,123	25,834	215,201	259,687
Less: Gross proceeds from formation of joint venture with GE	-	-	-	(250,000)
Tax payments made to date related to formation of joint venture with GE	-	47,395	-	95,000
Net after-tax proceeds (payments) from formation of joint venture with GE	-	47,395	-	(155,000)
Free cash flow excluding net after-tax proceeds from formation of joint venture (Non-U.S. GAAP)	$95,123	$73,229	$215,201	$104,687

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow and free cash flow excluding the after-tax proceeds from the formation of the joint venture with GE are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). We have also presented certain financial measures net of special charges taken in the year. Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, and free cash flow excluding the after-tax proceeds from the formation of the joint venture, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Management presented financial measures net of special charges because such charges are not part of the Company’s usual operations and therefore, management used such amounts to review the Company’s core operational performance. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Neither free cash flow, nor free cash flow excluding the after-tax proceeds from the formation of the joint venture necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, free cash flow and free cash flow excluding the after-tax proceeds from the formation of the joint venture may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:
Don Guzzardo
Corporate Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com